Exhibit 11.1

MYT NETHERLANDS PARENT B.V.

Policy on Insider Trading

Revised August 22, 2024

In the course of performing your duties for MYT Netherlands Parent B.V. and its subsidiaries (the “Company,” “we” or “us”), you may, at times, have information about us or another publicly traded company that we do business with that is not generally available to the public. Because of your relationship with us, if you are aware of material nonpublic information about the Company or another company we do business with, federal and state securities laws prohibit you from trading in the Company’s or such other company’s securities or providing material nonpublic information to others who may trade on the basis of that information.

This policy seeks to explain some of your obligations to us and under the law, to prevent actual, or the appearance of, insider trading and to protect our reputation for integrity and ethical conduct. This policy applies to all directors, officers and employees of the Company, as well as their family members or other persons with whom they have a relationship who are subject to this policy and entities under their influence or control, as described below. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information.

Additional information about this policy may be found in Appendix 1, which contains responses to frequently asked questions. Please read this policy and its Appendices in their entirety. You will be required to certify to us that you have read and understood, and agree to comply with, this policy by signing and returning to us the form of certification that is attached as Appendix 2.

Your compliance with this policy is of the highest importance for you and our Company. If you have any questions about this policy, including its application to any proposed transaction, you may obtain additional guidance from Charlotte Schwichtenberg (our “Compliance Officer”).

Table of Contents

Persons subject to this policy	3
Trading restrictions and guidelines	3
Additional guidelines and related requirements	7
Disclosure restrictions	7
Questions and answers related to this policy	Appendix 1
Certification	Appendix 2
Designated employees	Appendix 3
Rule 10b5-1 trading plans	Appendix 4

Persons subject to this policy

This policy applies to you, any family member and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this policy, such as corporations, partnerships or trusts. For purposes of this policy, your “family members” consist of people within your family or domestic partners who live with you, or are financially dependent on you, and also include other family members or domestic partners whose transactions in securities are directed by you or are subject to your influence or control. See Appendix 1 for more information about whose transactions may be attributable to you.

If you are a former, temporary or retired director, executive officer or Designated Employee (described below and at Appendix 3), this policy will continue to apply to you and other persons who have a relationship with you who are subject to this policy until the later of (1) the second full trading day following the public release of earnings for the fiscal quarter in which you leave our Company or (2) the second full trading day after any material nonpublic information known to you has become public or is no longer material. For all other former, temporary, or retired personnel and other persons who have a relationship with any such persons who are subject to this policy, this policy will continue to apply until the second full trading day after any material nonpublic information known to you has become public or is no longer material.

Transactions by your family members and domestic partners and other persons subject to this policy who have a relationship with you should be treated for the purposes of this policy and applicable securities laws as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre-clearance procedures in this policy also apply to your family members, domestic partners or other persons with whom you have a relationship who are subject to this policy. You are personally responsible for the actions of your family members, domestic partners or other persons with whom you have a relationship who are subject to this policy. If you or they violate this policy, then we may take disciplinary action against you, including dismissal or removal for cause.

Trading restrictions and guidelines

1. No transactions while in possession of material nonpublic information

While in the possession of information that is “material” and “nonpublic” as defined in Appendix 1, you may not buy or sell or otherwise dispose of our securities or another company’s securities or engage in any other action to take advantage of, or pass on to others, material nonpublic information. Our securities include the Company’s ordinary shares (traded in the form of American depositary shares, or ADSs, on NYSE), options to purchase ordinary shares, or any other type of securities that the Company may issue, including, but not limited to, preference shares, notes, bonds, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company. As described below, you are also prohibited from buying or selling or otherwise disposing of the securities of any other publicly traded company while in possession of information that is material and nonpublic. This policy applies both to securities purchases (to make a profit based on good news), securities sales (to avoid a loss based on bad news) and gifts or donations of securities, regardless of how or from whom the material nonpublic information was obtained.

There are no exceptions to this policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. This means that you may have to forgo a proposed transaction in our or another company’s securities even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit.

2. Policy applies to information relating to other public companies

This policy applies to material nonpublic information relating to other publicly traded companies, including our vendors, suppliers and customers, when that information is obtained in the course of employment with the Company or the performance of services on our behalf. You should treat material nonpublic information about our business partners with the same care required with respect to information related directly to the Company.

3. Blackout periods for any or all personnel

The Compliance Officer may issue instructions from time to time advising some or all personnel that they may not buy, sell or otherwise dispose of our securities for certain periods, or that our securities may not be traded or otherwise transferred without prior approval. Due to the confidential nature of the events that may trigger these sorts of blackout periods, the Compliance Officers may find it necessary to inform affected individuals of a blackout period without disclosing the reason. If you are made aware of such a blackout period, do not disclose its existence to anyone. Even if no blackout period is in effect, keep in mind that you may not trade in our securities or those of another publicly traded company if you are aware of material nonpublic information about us or any such other company, respectively.

4. Trading windows for directors, executive officers, and Designated Employees

In addition to the above, if you are a director, an executive officer, or another individual designated at Appendix 3 (“Designated Employee”), you can trade in or otherwise transfer our securities only during the period that starts after the second full trading day following the release of our annual and quarterly earnings and continuing through the tenth day of the final month of each fiscal quarter, and only so long as you do not have any material nonpublic information about us. Because directors, executive officers and Designated Employees are especially likely to receive regular nonpublic information regarding our operations, limiting trading to this “window period” helps ensure that trading is not based on material information that is not available to the public. Before trading in or otherwise transferring our securities during the window period, directors, executive officers, and Designated Employees must also comply with the pre-clearance procedures discussed below.

5. Pre-clearance procedures for directors, executive officers and Designated Employees

If you are a director, an executive officer or a Designated Employee, you may not buy, sell, or engage in any other transaction in our securities, including without limitation gifts, without first obtaining email pre-clearance from a Compliance Officer to confirm that the window period is open. This pre-clearance requirement is designed as a means of enforcing the policies specified above. Specifically:

●	Any proposed transaction (unless otherwise specified) should be submitted to the Compliance Officers at least two full trading days in advance of the proposed transaction.
●	A request for pre-clearance of any arrangements to hold our securities in a margin account or pledge them as collateral described in “Margin accounts and pledged securities” below must be submitted to the Compliance Officers at least five full trading days prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
●	Before any trade or transaction, a Compliance Officer must confirm to you by email that the window period is open and will remain open for the period during which the trade is expected to occur.

●	Any confirmation must not have been revoked by oral or email notice from a Compliance Officer.
●	Pre-cleared trades and other transactions must be completed within five full trading days of receipt of pre-clearance unless an exception is granted by a Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again.
●	You need to receive a new email confirmation that the window period is open before each trade, whether or not confirmation has been given for a prior trade during that window period.
●	The Compliance Officers are under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction. If you seek pre-clearance and permission to engage in the transaction is denied, you should refrain from initiating any transaction in the Company’s securities, and should not inform any other person of the restriction.
●	You are responsible for ensuring that you do not have material nonpublic information about the Company before engaging in a transaction and that you comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, you should carefully consider whether you are aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officers. In addition, you should be prepared to comply with Rule 144 under the U.S. Securities Act of 1933, as amended, which provides a safe harbor for the sale of securities acquired from the Company or an affiliate of the Company in an unregistered transaction, and requirements to file Form 144.
●	A Compliance Officer may not trade in our securities unless another Compliance Officer has approved the trade(s) in accordance with this policy’s procedures.

If you are considering entering into a 10b5-1 trading plan or other preplanned trading arrangement, refer to Section 8 below for more information.

A Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

6. Prohibited and limited transactions

Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. You may not engage in any of the following transactions, even if you do not possess material nonpublic information:

●	Hedging transactions. The Company prohibits you from engaging in hedging and monetization transactions. Hedging and monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of the Company’s securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. When that occurs, a person entering into this type of transaction may no longer have the same objectives as the Company’s other shareholders.
●	Short sales of shares. “Short” sales of shares are transactions where you borrow shares, sell them and then buy shares at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of our securities are prohibited. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position.

●	Publicly traded options. A put is an option or right to sell specific shares at a specific price before a set date, and a call is an option or right to buy specific shares at a specific price before a set date. Generally, call options are purchased when one believes that the price of a share will rise, whereas put options are purchased when one believes that the price of a share will fall. Because publicly traded options have a relatively short term, transactions in options may create the appearance that trading is based on material nonpublic information. Further, such transactions may indicate a preference for short-term performance at the expense of the Company’s long-term objectives. Accordingly, any transactions in put options, call options or other derivative securities are prohibited by this policy.
●	Short-term trading. Short-term trading of the Company’s securities can create a focus on our short-term stock market performance instead of our long-term business objectives. For these reasons, persons subject to this policy who purchase (or sell) our securities in the open market may not sell (or purchase) any of the Company’s securities of the same class during the six months following the transaction.

Additional types of transactions are severely limited because they can raise similar issues:

●	Margin accounts and pledged securities. Securities held in a margin account or pledged as collateral can be sold without your consent in certain circumstances. This means that a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information. Consequently, any person wishing to enter into such an arrangement must first obtain pre-clearance from a Compliance Officer, as described in Section 5 above.
●	Standing and limit orders. The Company discourages placing standing or limit orders on the Company’s securities. Standing and limit orders are orders placed with a broker to sell or purchase shares at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this policy are in possession of material nonpublic information. Unless standing and limit orders are submitted under approved Rule 10b5-1 plans, discussed in Section 8 below, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this policy.
●	Share Appreciation Rights and Certain Restricted Shares Units. The grant and exercise of share appreciation rights and cash-settled restricted share units are subject to this policy. Since market values of share appreciation rights and cash-settled restricted share units are based on the trading value of the shares subject to share appreciation rights and cash-settled restricted share units, these securities cannot be exercised until [second] full trading days after the public disclosure of quarterly financial results, in addition to the other limitations set forth in this policy.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in our securities at any time and minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds.

7. Special types of permitted transactions

There are limited situations in which you may buy or sell our securities without restriction under this policy. Unless otherwise noted below, you may:

●	allow for the vesting of restricted share awards and units;

●	exercise a tax withholding right with respect to restricted share awards and units pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements upon vesting (but this does not include market sales of shares);
●	exercise share options that have been granted to you by the Company or under one of our equity incentive plans, including any net exercise of the option pursuant to which you have elected to have the Company withhold shares to satisfy tax withholding requirements or the exercise price of the option (but this does not include broker-assisted cashless exercises or market sales of the purchased shares);
●	buy or sell our securities pursuant to a Rule 10b5-1 trading program, as described in Section 8 below;
●	(1) purchase the Company’s securities in the Company’s employee share purchase plan through your periodic contributions to the plan in accordance with the election you made at enrollment; and (2) purchase the Company’s securities through lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to your election to participate in the plan for any enrollment period and to your sales of Company securities purchased pursuant to the plan;
●	purchase the Company’s securities under any dividend reinvestment plan the Company may sponsor resulting from your reinvestment of dividends paid on the Company’s securities. Voluntary purchases of the Company’s securities resulting from additional contributions you make to any dividend reinvestment plan, and to your election to participate in such plan or increase your level of participation in the plan, are subject to this policy. This policy also applies to your sale of any of the Company’s securities purchased pursuant to any plan; and
●	engage in any other purchase of Company securities from the Company or sale of Company securities to the Company.

Additional guidelines and related requirements

8. Rule 10b5-1 trading plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. If persons subject to this policy wish to rely on this defense or enter into any other preplanned trading arrangement, they must enter into an approved Rule 10b5-1 trading plan as specified in Appendix 4 to this policy and meet certain conditions specified in the Rule. See Appendix 4 for more information.

9. Reports of unauthorized trading or disclosure

If you have supervisory authority over any of our personnel, you must immediately report to a Compliance Officer either any trading in our securities by our personnel or any disclosure of material nonpublic information by our personnel, in either case which you have reason to believe may violate this policy, the Company’s other policies or applicable securities laws. Because the SEC can seek civil penalties against the Company, directors and supervisory personnel for failing to take appropriate steps to prevent illegal trading, we should be made aware of any suspected violations as early as possible.

Disclosure restrictions

10. No tipping

You must not communicate material nonpublic information about the Company or other publicly traded companies, including our vendors, suppliers and customers, when that information is obtained in the course of employment with the Company or the performance of services on our behalf, to other persons (a practice known as “tipping”) before its public disclosure and dissemination by the Company or such other respective company. Therefore, you should exercise care when speaking with other personnel who do not have a “need to know” and when communicating with family, friends and others who are not associated with us, even if they are subject to this policy. To avoid even the appearance of impropriety, please refrain from discussing our business or prospects or making recommendations about buying or selling our securities or the securities of other companies with which we have a relationship. This concept of unlawful tipping includes passing on information to friends, family members or acquaintances under circumstances that suggest that you were trying to help them make a profit or avoid a loss.

11. Social media, Internet message boards, chat rooms and discussion groups

In an effort to prevent unauthorized disclosure of our information, you are prohibited from posting or responding to any posting on or in social media, Internet message boards, chat rooms, discussion groups, or other publicly accessible forums, with respect to us. Keep in mind that any inquiries about us should be directed to our Investor Relations personnel.

12. Working remotely

Furthermore, you are reminded that there are risks associated with working remotely. Anytime you work outside the office, a risk arises of exposing Company confidential information for anyone to steal and use for illicit purposes, including insider trading. You should strictly follow Company policies with respect to remote access of Company information and should always secure Company information present in your home to prevent family members, hired workers, and other invited guests from viewing and misusing that information.

Appendix 1: Questions and answers related to the Insider Trading Policy

Why did the Company adopt this policy?

The Company’s Management Board has adopted this policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (1) trading in securities of that company, or (2) providing material nonpublic information to other persons who may trade on the basis of that information.

Who administers this policy?

Charlotte Schwichtenberg serves as the Compliance Officers for the purposes of administering this policy. All determinations and interpretations by a Compliance Officer are final and not subject to further review. A Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material nonpublic information and does not relieve you of any of your legal obligations.

What information is “material”?

Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Materiality involves a relatively low threshold. Any information that could be expected to affect the Company’s (or, in the case of information about another company, such other company’s) share price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of material information are:

●	Projections of future earnings or losses, or other earnings guidance;
●	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●	A pending or proposed merger, acquisition or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset;
●	A pending or proposed joint venture;
●	A pending launch of a new, major brand partner;
●	A Company restructuring;
●	Significant related party transactions;
●	A change in dividend policy, the declaration of a share split, or an offering of additional securities;
●	Bank borrowings or other financing transactions out of the ordinary course;
●	The establishment of a repurchase program for the Company’s securities;
●	A change in the Company’s pricing or cost structure;
●	Major marketing changes;
●	A change in management;
●	A change in auditor or notification that the auditor’s reports may no longer be relied upon;
●	Development (or release) of a significant new product, process or service;

●	Pending or threatened significant litigation, or the resolution of such litigation;
●	A cybersecurity breach or incident;
●	Impending bankruptcy or the existence of severe liquidity problems;
●	The gain or loss of a significant customer or supplier;
●	The imposition of a ban on trading in the Company’s securities or the securities of another company;
●	Pending regulatory action;
●	The public or private sale of additional securities; and
●	A major license or other contract.

Unfortunately, no one can define in advance exactly what constitutes material information, since there are many gray areas and varying circumstances. Therefore, any trading is risky. When doubt exists, you should presume that the information is material and consult with one of the Compliance Officers prior to trading.

What information is “nonpublic”?

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, published in a widely available newspaper, magazine or news website, or disclosed in documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information.

As a rule of thumb, information is considered nonpublic until at least [two] full trading days have passed after we release the information to a national wire service or file it with the SEC. For example, if an announcement is made on a Monday before market open, trading should not occur until [Wednesday]. The Compliance Officers will know when information has been released to the public.

If you are in possession of material nonpublic information, you may trade only when you are certain that official announcements of material information have been sufficiently publicized so that the public has had the opportunity to evaluate it. Keep in mind that insider trading is not made permissible merely because material information is reflected in rumors or other unofficial statements in the press or marketplace. You should not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material nonpublic information.

What if I can’t tell whether information is material or nonpublic?

If you are unsure whether information of which you are aware is material or nonpublic, you should consult with one of the Compliance Officers prior to trading. If you are a director, an executive officer or a Designated Employee, you must always consult with a Compliance Officer before trading, as outlined in this policy.

Whose transactions may be attributable to me?

As discussed elsewhere herein, this policy applies to you, any family member, domestic partner and any other person who has a relationship with you (legal, personal or otherwise) that might reasonably result in that person’s transactions being attributable to you. This includes any legal entities that are influenced or controlled by you or other persons who have a relationship with you and are subject to this policy, such as corporations, partnerships or trusts. Your “family members” consist of people within your family or domestic partners who live with you, or are financially dependent on you, and also include other family members or domestic partners whose transactions in securities are directed by you or are subject to your influence or control. You may also be responsible for transactions by other persons with whom you share a residence or who consult with you before they trade in securities where those persons’ transactions might reasonably be attributable to you. In all cases, you must ensure that persons whose trading activities you directly or indirectly influence, or those whose trading activities would reasonably be perceived by others to be under your influence, comply with the terms of this policy.

What are the reasons for maintaining confidentiality?

Your failure to maintain the confidentiality of material nonpublic information could greatly harm our ability to conduct business. In addition, you could be exposed to significant civil and criminal penalties and legal action.

US federal securities laws strictly prohibit any person who obtains material inside information and who has a duty not to disclose it from using the information in connection with the purchase and sale of securities. It does not matter how that information has been obtained, whether in the course of employment or Board service, from friends, relatives, acquaintances, or strangers, or from overhearing the conversations of others. The U.S. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the “deck were stacked” against persons who are not privy to this information.

What are some of the consequences of violating this policy?

Federal and state laws prohibit the purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s securities. The SEC, US Attorneys and state and foreign enforcement authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

Individuals also may be prohibited from serving as directors or officers of the Company or any other public company. Keep in mind that there are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have more recently occasioned SEC investigations and lawsuits.

The federal securities laws also impose potential liability on companies and other “controlling persons” who fail to take appropriate steps to prevent illegal trading. Directors, officers and certain managerial personnel could become controlling persons subject to liability if they knew of, or recklessly disregarded, a likely insider trading violation by an employee or other personnel under their control.

In addition to the possible imposition of civil damages and criminal penalties on violators and their controlling persons, any appearance of impropriety could not only damage our reputation for integrity and ethical conduct but also impair investor confidence in us. For this reason, if you violate our policy, then we may take disciplinary action against you, including dismissal or removal for cause. Thus, even if the SEC does not prosecute a case, involvement in an investigation (by the SEC or us) can tarnish your reputation and damage your career.

What measures are appropriate to safeguard material information?

So long as material information relating to us or our business is unavailable to the general public, it must be kept in strict confidence. Accordingly, you should discuss this information only with persons who have a “need to know;” it should be confined to as small a group as possible, and it should be disclosed only in a setting in which confidentiality can be maintained. Please exercise utmost care and circumspection at all times and limit conversations in public places (such as elevators, restaurants and airplanes) to topics that do not involve sensitive or confidential information. In addition, all emails containing sensitive or confidential information should be encrypted before being sent, and consideration should be given to making these emails non-copyable and non-forwardable.

In order to protect our confidences to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public or respond to inquiries about material information from the media, analysts, or others outside the Company’s policies related to public and investor relations.

Appendix 2: Certification

I certify to MYT Netherlands Parent B.V. that:

●	I have read and understand the policy on insider trading, as adopted on [date];
●	I agree to comply with the policy, including any amendments of which I receive notice at any time or from time to time during the duration of my employment or other relationship with the company;
●	I have complied with the policy for as long as it has applied to me; and
●	I understand that any violation of this policy by me, my family members or any other persons who are subject to this policy because of their relationships with me may result in disciplinary action against me, including the termination of my employment or other relationship with the company and its subsidiaries, at the option of the company.
Signature:

Print name:

Date:	, 20

Appendix 3: Designated employees/other persons

(Last updated: May 8, 2024)

Our current Designated employees/other persons for purposes of our policy on insider trading are:

-Adam, Steffen	Head of Warehouse
-Adler, Martin	Junior Controller
-Achache, Noémie	Teamlead Curated Partnerships
-Aigner, Thomas Josef	Head of SEO
-Anheuer, Andrea	Head of Digital Merchandising (Menswear)
-Arnhold, Isabel	Head of Fashion Editing
-Ashman, Abigayle	Head of Global Events & Special Projects
-Bagchi, Arpita	Teamlead Talent Attraction
-Bauer, Jonas	Head of Shipping
-Bauer, Lukas	Teamlead Accounting Payables
-Bazzoni, Giulia	Director of Studio Menswear
-Benker, Michael	Senior HR Controller
-Braham, Jemma	Head of Personal Shopping North America
-Brug, Stefanie	Finance Business Process Manager
-Bürger, Gesa	Lead Employee Engagement & Diversity
-Cecchetto, Nicola Filippo	Total Rewards Manager
-Coull, Duncan	Senior Controller
-Dittmayer-Schubert, Leslie	Head of Customer Care DACH
-Eckstein, Friederike	HR Services & Payroll Manager
-Fiorentino, Ilaria	Head of Personal Shopping and Client Relations
-Freitas, Filipa	Head of Studio Womenswear
-Gambatesa, Lisa	Head of Returns Analysis & Fit Advisory
-Gey, Simon	Head of Inbound
-Gomes Sarabia, Edson	Head of Customer Care Excellence
-Guan, Changfei (Judy)	Analyst North America
-Häberle, Jonas	Junior Financial Reporting Manager
-Hetzel, Christian	Head of Property & Facility Management
-Hörmann, Stefan	Senior Controller
-Jahncke, Martin Simon	Senior Treasury Manager
-Karakas, Natascha	Head of SEA
-Karamantoula, Stefania	Head of Social Media
-Krabonja, Kaja	Head of App Experience
-Krebs, Krystle Marie	Head of Customer Care America
-Krebs, Witali	Head of Financial Reporting & Treasury
-Kreifels, Valerie	Head of Social Media Production
-Leiter, Theresa	Junior Controller
-Li, Ruihong	Head of Customer Care APAC
-Lindstedt, Gabriele	Head of Store Office
-Lypp, Katharina	Senior Controller
-Maione, Antonio	Head of Menswear Buying
-Malt, Marcel	Head of IT Infrastructure & Security
-Mehler, Johanna	HR Program & Internal Communication Manager

-Mollo, Roberto	Head of CRM
-Münz, Stefanie	Lead Investor Relations
-Muñoz Garcia, Maria Loreto	Manager Internal Audit
-Nobile, Mattia	Head of Graphic Design
-Pries, Kristof	Head of Controlling
-Reuß, Maximilian	Lead Internal Audit
-Riester, Bernd	Senior Controller
-Römer, Nathanja	Head of Customer Experience
-Scheiblbrandner, Julia Mercedes	Head of International Copy Editing
-Shakir, Sazidur Rahman	Treasury Manager
-Schlemmer, Maximilian	Head of IT Services
-Schnippenkoetter-Reiß, Kristin	Head of Shipping
-Schultze, Emelie	Senior Controller
-Schöfer, Iris	Head of HR Logistics
-Schwichtenberg, Charlotte	Senior Legal Counsel and Compliance Officer
-Shvets, Serhii	Head of Merchandise Planning Womenswear
-Stach, Thomas	Head of Accounting
-Steinberg, Lauren	Head of Marketing, North America
-Storz, Verena	Head of Merchandise Planning Menswear & Kidswear
-Tas, Laetitia Sarah	Head of Customer Engagement
-von der Weppen, Julia	Teamlead Management Assistance
-van der Woude, Jans	Corporate Secretary, External
-Wagner, Eva Maria	Senior Tax Manager
-Wetzel, Christian	Head of Talent Attraction
-Wittstock, Jeanette	Head of E-Mail Marketing
-Würden, Julia	Head of Payment & Fraud
-Zoller, Thomas	Head of Customs Import

The Compliance Officer may alter this list of Designated Employees at any time, in which case one of the Compliance Officer will provide oral or written notice to any individuals to be added or removed from this list.

Appendix 4: Rule 10b5-1 trading plans

Rule 10b5-1 under the Exchange Act can protect officers, directors and other individuals from insider trading liability for transactions under a previously established contract, plan or instruction. This rule presents an opportunity for insiders to establish arrangements to sell (or purchase) our securities without the sometimes arbitrary restrictions imposed by closed trading periods - even when material nonpublic information exists. The arrangements may include blind trusts, other trusts, pre-scheduled share option exercises and sales, pre-arranged trading instructions, and other brokerage and third-party arrangements.

The rule only provides an “affirmative defense” (which must be proven) if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from writing about the sales. The program must be documented, bona fide and previously established (at a time when the insider did not possess inside information) and must specify the price, amount and date of trades or provide a formula or mechanism to be followed.

In order to reduce the risk of litigation and adverse press, and to preserve our reputation, if you would like to use such a trading program:

●	a Compliance Officer must pre-approve your any preplanned trading arrangement, plan or program (which would include any plan, arrangement, or trading instructions relating to our securities, such as blind trusts, discretionary accounts with banks or brokers, limit orders, hedging strategies, and other arrangements), whether or not intended to comply with Rule 10b5-1, at least five full trading days prior to entry into or modification of such trading arrangement, plan or program;
●	you may not establish, modify or terminate the trading arrangement, plan or program during any closed trading periods or when you possess material nonpublic information; and
●	if a 10b5-1 trading plan is terminated, you must wait until the second full trading day following the public release of earnings for the fiscal quarter in which such 10b5-1 plan is terminated before trading outside of the plan and, in any event, only after pre-approval of the termination of such 10b5-1 plan by a Compliance Officer.

You must still adhere to these procedures even where, for example, you are assured that the trading program that a brokerage firm or bank may be suggesting has been approved by its attorneys.

If you desire to enter into a 10b5-1 trading plan, you will be required to certify in such plan that you are not aware of material nonpublic information and that you are entering into such plan in good faith and not as part of a plan or scheme to evade the prohibitions of the insider trading laws, rules and regulations.

Any 10b5-1 trading plan must include a mandatory “cooling off period” before any trade may be made under such plan:

●	In the case of members of the supervisory and management boards, the cooling off period ends on the later of:
o	90 days from the date the plan is adopted, or
o	Two business days after the filing of the Form 20-F or the Form 6-K containing our interim financial results for the fiscal quarter in which the plan was adopted, but in no event more than 120 days from the date the plan is adopted.
●	For all other persons, including employees, the cooling off period ends thirty days after the date the plan is adopted.

You may not maintain more than one 10b5-1 trading plan at any point of time with the following three limited exceptions:

●	You may enter into an eligible “sell-to-cover” plan that upon the vesting of any restricted share unit, restricted share award or performance share unit or award provides for the automatic sale of the number of shares or ADSs to provide the proceeds to pay any taxes we are required to withhold under applicable law;
●	You may enter into 10b5-1 trading plans with different brokers so long as all such plans are treated as one plan, such that any adoption, modification or termination of any one plan will be deemed to be an adoption, modification or termination of all plans with any applicable cooling off periods restarting; and
●	You may enter into consecutive 10b5-1 trading plan where trades under the new 10b5-1 trading plan do not commence until after the expiration of the existing 10b5-1 trading plan and, in any event, after the end of an effective cooling off period where trades cannot commence under the new 10b5-1 trading plan if the date of adoption of the new 10b5-1 trading plan were deemed to be the date of termination of the existing 10b5-1 trading plan.

You are required at all times to operate any 10b5-1 trading plan in good faith. For example, terminating a 10b5-1 plan while in possession of material nonpublic information could be problematic if the effect is to avoid losses. Similarly, persons with control or influence over the timing of release of material nonpublic information may not effect or influence the timing of such release of information in such a manner as to benefit upcoming trades under an existing 10b5-1 trading plan.

Establishing a trading program under Rule 10b5-1 is likely to implicate other laws, such as Rule 144 under the Securities Act of 1933, as amended.

Sales of our securities under Rule 144 may require the filing of a Form 144 with the SEC, which must be properly tailored to address sales under such a program. Therefore, if you establish such a program, we will need to establish a procedure with whoever is handling your transactions to ensure compliance with Rule 144 at the time of any sale.

As mentioned above, Rule 10b5-1 is an SEC rule. There will be ongoing interpretations of what can and cannot be done. Needless to say, some brokers, investment bankers and advisers may approach you suggesting a variety of arrangements. You should consult your own tax and legal advisers before establishing a trading program under Rule 10b5-1.

Your notice to us is essential before establishing a Rule 10b5-1 trading program. If you have any questions, please contact a Compliance Officer.